Exhibit 99.1

August 29, 2013	For More Information Contact:
Mark D. Curtis, EVP, CFO & Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES THE ELECTION OF
ERIC TVETER TO THE BOARD OF DIRECTORS

Glen Head, New York, August 29, 2013 (GLOBE NEWSWIRE) - The First of Long Island Corporation announced that Eric Tveter has been elected in accordance with the Corporation's bylaws to serve as a Class II director until the 2014 annual meeting of stockholders.  Mr. Tveter has also been elected to serve as a director of the Corporation's wholly-owned subsidiary, The First National Bank of Long Island.

Mr. Tveter is Chief Executive Officer, Managing Director and a Member of the Executive Board of upc cablecom Holdings GmbH.  Previously, Mr. Tveter was President of UK cable operator Telewest Global Inc. and held a range of senior management positions at Time Warner Cable, Comcast Corporation and Cablevision Systems Corporation.  He also served as a Non-Executive Board Member of Open TV and Chairman of Sightspeed Inc., a video conferencing and communications provider.

Mr. Tveter holds an MBA from Rutgers University as well as a Bachelors of Science degree in Economics and Accounting from Long Island University.  He currently resides in Switzerland.

Walter C. Teagle III, Chairman of the Board of Directors, speaking on behalf of the Bank said: “We are very fortunate to have an individual of Eric Tveter's talent and business acumen join our Board of Directors. As a native Long Islander, Eric's understanding and long standing commitment to our local community will be an added benefit to The First National Bank of Long Island.”